WEIL, GOTSHAL & MANGES LLP
                               1615 L Street, NW
                              Washington, DC 20036
                                 (202) 682-7000
                              FAX - (202) 857-0940


                               January 21, 1998

D. Kevin Dolan
Direct Line (202) 682-7060



The Bear Stearns Companies Inc.
245 Park Avenue
New York, New York  10157

Ladies and Gentlemen:

      We have acted as United States counsel to The Bear Stearns Companies Inc. (the "Company") in connection with the its Medium Term Note Program pursuant to which the Company may from time to time issue Medium Term Notes, Series B (the "Notes") in an aggregate principal amount at any one time outstanding of up to U.S. $7,096,595,162 (or an equivalent amount in other currencies).

      In formulating our opinion as to the matters certified we have examined such documents as we have deemed appropriate including the Prospectus dated January 21, 1998 (the "Prospectus") and the Prospectus Supplement dated January 21, 1998 (the "Prospectus Supplement"). We have also obtained any additional information as we have deemed relevant and necessary through consultation with various officers and representatives of the Company.

      The description of the Notes contained in the Prospectus and Prospectus Supplement is incorporated herein by reference.

      Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that the statements in the Prospectus Supplement under the caption "Certain United States Federal Income Tax Considerations", insofar as they relate to the provisions of United States federal tax law therein described, and subject to the limitations set forth therein, are accurate in all material respects.

      The opinion herein is limited to the federal income tax laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.






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The Bear Stearns Companies Inc.
January 21, 1998
Page 2



      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Prospectus or Prospectus Supplement and to the use of our name therein. We hereby consent to the use of this opinion as an exhibit to the filings with the securities commissioners of the various states of the United States as required by the securities laws of such states.

      This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent, except as noted above.




                                                  Very truly yours,

                                                  Weil, Gotshal & Manges LLP